Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN SUPERCONDUCTOR CORPORATION

American Superconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“That, effective on the filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-ten (10) reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each ten (10) shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by The Nasdaq Global Select Market (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock

Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.

The total number of shares of capital stock which the Corporation shall have authority to issue is 75,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), which capital stock shall have the voting powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof as are set forth below.”

SECOND:	That, at a special meeting of stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 24th day of March, 2015.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn
Daniel P. McGahn
President and Chief Executive Officer